Exhibit 99.1

Asia Pay and Shanghai CRC Telecom ("China Railcom") have finalized an exclusive agreement to jointly launch pilot projects for Payment Processing and Consumer Credit Bureau services in China

December 2, 2004 (Seattle, WA and Beijing) - Asia Payment Systems, Inc. (NASD OTCBB: APYM) today announced that it has finalized an exclusive agreement with Shanghai CRC Telecom ("Shanghai Railcom") to jointly launch a pilot project for the establishment of an International standard China Consumer Credit Bureau and to provide payment processing services to CRC Telecom.  An official signing ceremony will be held in Shanghai, China in December, 2004.

The agreement provides for services to CRC Telecom for joint development, via a pilot project, of a China Consumer Credit Bureau as well as for payment processing services for CRC Telecom and related groups. The discussions for these projects include enabling acceptance of both debit and credit cards at Railway Station Ticket Counters. At present, railway tickets in China are paid for in cash and Railway Ticket Counters do not accept debit or credit cards. The China Railway Ministry is the only Railway operator in China and also operates all Railway Ticket Counters across the country. During the pilot project co-operation phase with Shanghai CRC Telecom, Asia Pay is exploring the opportunity to provide payment processing services for acceptance of China Debit and Credit cards, initially in a strategic China Railway Station location and, upon successful completion of the pilot project, Asia Pay and SCRC will deploy Credit and Debit processing systems in all 2,000+ Railway Ticket Counter locations across China.

Asia Pay and CRC Telecom will cooperate to provide both China Consumer Credit File/Bureau services and payment processing services to CRC Telecom's related businesses with a view to providing services to other China clients upon successful completion of the pilot projects. It is the intention of both parties to complete pilot projects for both a China Consumer Credit Bureau as well as a payment processing platform and CRC Telecom's "Sino Call" call center operations prior to October 2005. Both Parties have completed preparations for the pilot projects and have begun to deploy resources and systems in a drive to provide these solutions to the rapidly growing Chinese market.

Matt Mecke, President and CEO of Asia Pay commented, "Asia Pay and SCRC Telecom have been working for several months to finalize our relationship so that we are able to get to this point. I can't begin to describe how delighted we are to be working with the Management of SCRC Telecom to provide Credit Bureau and Payment services to the China market. The Payment Processing project will be operated exclusively between Asia Pay and SCRC Telecom and the Credit Bureau pilot project will include up to 1.2 million China consumer credit files. There are approximately 300 million China Railway tickets purchased per year and we hope to convert a sizeable number of these consumers to pay with cards.

China has been developing rapidly and we see our joint services offering as continuing to build on the China payment and consumer credit growth and to be able to help provide consumer credit information to Financial Institutions (both China Domestic and Foreign), Gasoline Retailers, and Merchants with the information they need to offer international quality retail financing and payment card issuance and acceptance. I will be working closely with our team at Asia Pay and our partners at SCRC Telecom to ensure successful service launches next year. Each time we review our joint development plan with SCRC Telecom we see an even larger market opportunity for our services in China."

Song Yan Ning, President of Shanghai CRC Telecom stated, "We are also excited about the opportunities to cooperate with Asia Payment Systems to deploy solutions to the China market for Payment Processing and a China Consumer Credit Bureau. We look forward to successful pilot projects with Asia Pay and we see a tremendous number of very strong opportunities for the future as our joint cooperation continues to expand."

About Asia Payment Systems, Inc.

Asia Pay is a Nevada incorporated company with offices in Seattle, WA, Beijing, and Shenzhen in China and in Hong Kong. Asia Pay is developing a credit card processing network that provide's clearing services to Merchants, Oil Companies, and Financial Institutions in China and in related markets elsewhere in Asia.

Asia Pay's mission is to be a national provider of world-class third-party processing services in China to bankcard accepting merchants, issuers of bank credit cards, issuers of petroleum station retail cards, and to issuers of merchandise and other retail cards.  Systems, hardware and personnel are now in place to enable Asia Pay to commence delivering service to clients.  In addition, the company is continuing to identify sources of additional financing to permit the start-up of nation-wide operations in the China market.

About Shanghai CRC Telecom

Shanghai CRC Telecommunication Co., Ltd. (www.sinocall.com) is a major telecommunications and added value service provider in China which was recently jointly formed by China Sino Group Co. and China Railway Telecommunication Corporation. The core business of CRC is to bring additional value via new applications to the China Railcom platform, to provide management and services to its nationwide "95105" (Railway telecommunication and e-commerce service call center), and to offer additional added value services to railway and basic infrastructure sectors in China.

China Railway Telecommunication Corp. is one of the licensed China telecommunication companies which also include China Telecom and China Unicom.  CRC provides full telecom services in China long distance, networking, and data transmission in 500 provinces and cities, 700 counties, and including 1,184 switch hubs covering 8 million lines.

China Sino Construction Group Corporation is a public traded company listed on the Shanghai Stock Exchange "A" Share market in China, besides its business development in the country's basic infrastructure, China Sino also owns a 32,000 kilometer nationwide fiber optic network covering 150 cities.

Contact:

Asia Payment Systems, Inc.
Matt Mecke, President & CEO
Tel. +1-866-877-APAY
Fax +1-206-470-1150
ir@asia-pay.com